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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549



                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. _)*



                           Genelabs Technologies, Inc.
             -------------------------------------------------------
                                (NAME OF ISSUER)



                           Common Stock, No Par Value
             -------------------------------------------------------
                         (TITLE OF CLASS OF SECURITIES)


                                    368706107
             -------------------------------------------------------
                                 (CUSIP NUMBER)


                                 Not Applicable
             -------------------------------------------------------
             (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

    [ ] Rule 13d-1(b)

    [X] Rule 13d-1(c)

    [ ] Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this page shall not be deemed to be "filed" for the purpose of Section18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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Cusip 368706107                                                Page 2 of 4 Pages
                                       13G

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1                 NAME OF REPORTING PERSONS
                  S.S. OR IRS IDENTIFICATION NO. OF ABOVE PERSON

                  Watson Pharmaceuticals, Inc.

                  95-3872914

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2                 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) ___

                  Not Applicable                                       (b) ___

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3                 SEC USE ONLY


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4                 CITIZENSHIP OR PLACE OF ORGANIZATION

                  a Nevada corporation

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                           5       SOLE VOTING POWER
NUMBER OF
                                   3,500,000(1)
SHARES
                         -------------------------------------------------------
BENEFICIALLY               6       SHARED VOTING POWER

OWNED BY                           -0-

EACH                     -------------------------------------------------------
                           7       SOLE DISPOSITIVE POWER
REPORTING
                                   3,500,000(1)
PERSON
                         -------------------------------------------------------
WITH                       8       SHARED DISPOSITIVE POWER

                                   -0-

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9                 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  3,500,000(1)

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10                CHECK THE BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                  CERTAIN SHARES *

                  Not Applicable

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11                PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                  7.6%

--------------------------------------------------------------------------------
12                TYPE OF REPORTING PERSON*

                  CO

--------------------------------------------------------------------------------

                  *SEE INSTRUCTIONS BEFORE FILING

(1) Includes 500,000 shares of Common Stock issuable upon exercise of warrants.

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Cusip 368706107                                                Page 3 of 4 Pages


Item 1(a) - Name of Issuer: Genelabs Technologies, Inc.

Item 1(b) - Address of Issuer's Principal Executive Offices:

            505 Penobscot Drive
            Redwood City, CA 94063-4738

Item 2(a) - Name of Person Filing: Watson Pharmaceuticals, Inc.

Item 2(b) - Address of Principal Business Office:

            311 Bonnie Circle
            Corona, CA 92880

Item 2(c) - Citizenship: Nevada, USA (Place of Incorporation)

Item 2(d) - Title of Class of Securities: Common Stock

Item 2(e) - Cusip Number: 368706107

Item 3 -    This statement is being filed pursuant to Rule 13d-1(c).

Item 4(a) - Amount beneficially owned: 3,500,000(1)

Item 4(b) - Percent of Class:    7.6%

Item 4(c) - Number of Shares to which Watson has:
            (i)   sole power to vote or to direct the vote:         3,500,000(1)
            (ii)  shared power to vote or to direct the vote:            -0-
            (iii) sole power to dispose or to direct the
                  disposition of:                                   3,500,000(1)
            (iv)  shared power to dispose or to direct the
                  disposition of:                                       -0-

Item 5 -    Ownership of Five Percent or Less of a Class:  Not Applicable

Item 6 - Ownership of More than Five percent on Behalf of Another Person: Not applicable

Item 7 - Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company: Not Applicable

Item 8 -    Identification and Classification of Members of the Group: Not
            Applicable


----------
(1) Includes 500,000 shares of Common Stock issuable upon exercise of warrants.

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Cusip 368706107                                                Page 4 of 4 Pages


Item 9 -    Notice of Dissolution of Group: Not Applicable

Item 10 -   Certification:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: December 1, 2000

WATSON PHARMACEUTICALS, INC.


By: /s/ Robert C. Funsten
    --------------------------------------
    Robert C. Funsten
    Senior Vice President, General Counsel
    and Secretary